Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2006 SECOND QUARTER RESULTS

•      Record second quarter sales of $39.2 million, a 17% increase year-over-year

•      International sales in second quarter of $6.8 million, a 58% increase year-over-year

•      Operating profit for the second quarter improves $1.4 million year-over-year

CHICAGO, IL, January 26, 2006 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal second quarter ended December 31, 2005.

For the fiscal 2006 second quarter, net sales increased 17% to $39,186,000, compared to net sales of $33,447,000 in the second quarter of fiscal 2005.  Operating profit increased to $488,000 in the fiscal 2006 second quarter, compared to an operating loss of $873,000 in the second quarter last year.  For the second quarter of fiscal 2006, the Company recorded a net loss of $383,000, or $0.04 per diluted share, compared with a net loss of $1,039,000, or $0.12 per diluted share, in the second quarter of fiscal 2005, which had included an after-tax gain of $347,000, or $0.04 per diluted share, related to the sale of land.

Net sales for the first six months of fiscal 2006 were $78,577,000, compared with $71,434,000 in the first six months of fiscal 2005, an increase of 10%.  Operating profit was $2,115,000 for the fiscal 2006 six-month period, compared with an operating loss of $736,000 in the first six months of fiscal 2005.  The net loss for the first six months of fiscal 2006 was $107,000, or $0.01 per diluted share, compared with a net loss of $1,300,000, or $0.15 per diluted share, for the same period last year.  The net loss for the first six months of fiscal 2006 included approximately $0.05 per diluted share related to the expensing of stock options and an after-tax gain of $392,000, or $0.04 per diluted share, resulting from a settlement of claims with the seller of Peek Traffic.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “The fiscal 2006 second quarter was a strong top-line quarter for Quixote and in line with our expectations, as overall sales increased 17%, led by growth across all of our major product lines.  Total revenues from our Protect and Direct Group increased 20% compared to

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the second quarter last year, driven primarily by an increase in sales of our permanent crash cushions and international sales.  We are very pleased with the performance of this Group, which reflects our strong positioning in the marketplace and the early benefits of the federal highway spending bill.  In addition, our international performance continues to be strong, increasing an impressive 58% compared to the second quarter last year.”

Mr. Jezuit continued, “Revenue for our Inform Group increased 15% compared to the second quarter last year due in part to strong sales of highway advisory radio products and weather sensing systems.  Sales of traffic and intersection control products also increased, although the sales volumes were less than expected and below break-even levels.   As we move into the third quarter and the spring construction season, we expect sales activity of traffic and intersection control products to improve.  During this critical period, we will closely monitor order flow and will take additional actions, if necessary, to further improve the overall profitability of that business.”

Mr. Jezuit concluded, “Looking ahead, we continue to believe Quixote’s strategy is sound and its future is promising.  We remain optimistic about the impact of the new federal highway spending bill, signed into law in August, and look to realize benefits of the bill’s passage as we move into the seasonally stronger second half of fiscal 2006.  We expect increases in sales activity within our Protect and Direct Group and international markets will continue to drive our results, and we will continue to work on improving sales volume and profitability within our Inform Group.  We anticipate earnings per share for the fiscal 2006 third quarter to be between $0.03 in earnings and a loss of $0.02 per diluted share.  This forecast includes a $0.02 loss relating to the expensing of stock options.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, January 26, 2006, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2005, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended December 31,		Six months ended December 31,

	2005	2004	2005	2004

Net sales	$39,186,000	$33,447,000	$78,577,000	$71,434,000
Cost of sales	27,972,000	24,740,000	56,417,000	51,455,000

Gross profit	11,214,000	8,707,000	22,160,000	19,979,000

Operating expenses:
Selling & administrative	9,352,000	8,334,000	17,241,000	18,209,000
Research & development	1,374,000	1,246,000	2,804,000	2,506,000
	10,726,000	9,580,000	20,045,000	20,715,000

Operating profit (loss)	488,000	(873,000)	2,115,000	(736,000)

Other income (expense):
Interest income			1,000	34,000
Interest expense	(1,106,000)	(803,000)	(2,289,000)	(1,395,000)
	(1,106,000)	(803,000)	(2,288,000)	(1,361,000)

Loss before income taxes	(618,000)	(1,676,000)	(173,000)	(2,097,000)
Income tax benefit	(235,000)	(637,000)	(66,000)	(797,000)

Net loss	$(383,000)	$(1,039,000)	$(107,000)	$(1,300,000)

Per share data - basic:
Net loss	$(0.04)	$(0.12)	$(0.01)	$(0.15)
Average common shares outstanding	8,820,890	8,780,513	8,864,263	8,770,941

Per share data - diluted:
Net loss	$(0.04)	$(0.12)	$(0.01)	$(0.15)
Average common shares outstanding	8,820,890	8,780,513	8,864,263	8,770,941

Quixote Corporation
Balance Sheet

	As of December 31,	As of June 30,
	2005	2005
Assets
Current assets
Cash and cash equivalents	$606,000	$156,000
Accounts receivable, net	36,255,000	32,745,000
Inventories, net	28,823,000	27,411,000
Other current assets	8,585,000	6,925,000
	74,269,000	67,237,000

Property, plant and equipment, net	23,389,000	25,008,000
Intangible assets and other, net	43,770,000	44,545,000
Total assets	$141,428,000	$136,790,000

Liabilities and Shareholders’ Equity
Current liabilities	$24,552,000	$24,304,000
Long-term debt, net	56,984,000	49,587,000
Other long-term liabilities	1,060,000	1,053,000
Shareholders’ equity	58,832,000	61,846,000
Total liabilities and shareholders’ equity	$141,428,000	$136,790,000

Other Information

	Six months ended December 31,
	2005	2004

Depreciation and amortization expense	$3,400,000	$2,900,000
Capital expenditures	$1,000,000	$1,700,000

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